WINTHROP OPPORTUNITY FUNDS
TREASURERS CERTIFICATE

	The undersigned does hereby certify that (a) he is the Treasurer of Winthrop
 Opportunity Funds, a Delaware business trust (the "Fund"); (b) the Fund's
 Registration Statement on Form N-1A in Post-Effective Amendment No. 7 under the Securities Act of 1933, as amended, is in full force and effect and no stop order is in effect relating thereto nor, to the undersigned's best knowledge, has any proceeding to impose a stop order been commenced to date;
 (c) during the fiscal year ended October 31, 1998, the Fund issued
 39,308,358 shares of beneficial interest of the Fund (comprised of shares of Class A and Class B of the Developing Markets Fund and the International
 Equity Fund and shares of the U.S. Government Money Fund and Municipal Money
 Fund, the four series designated by the Fund) (the "Shares"); (d) the Shares were sold and issued in accordance with the terms of (1) the Fund's
 Agreement and Declaration of Trust, as amended, and (2) the Registration
 Statement on Form N-1A of the Fund (File No. 33-92982), as amended;
 (e) as consideration for each of the Shares, the Fund received cash, in an amount equal to the appropriate net asset value on the date issued of each
 Share (aggregating $555,561,677) and said net asset value was in all instances not less than the par value of each Share; and (f) in connection with the issuance of each Share, its net asset value was computed in accordance with the Registration Statement and the appropriate rules and regulations of the Securities and Exchange Commission.

Dated:  January 22, 1999
								/s/ Martin Jaffe
								Martin Jaffe, Treasurer